Subject to Completion Preliminary Term Sheet dated May 12, 2015
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
(To Prospectus Addendum dated December 24, 2014, Prospectus dated September 28, 2012, Prospectus Supplement dated September 28, 2012 and Product Supplement EQUITY INDICES SUN-1
dated March 5, 2014)

Units $10 principal amount per unit Term Sheet No. SUN-65 CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	May , 2015 May , 2015 May , 2020
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Market-Linked Step Up Notes
Linked to the MSCI Emerging Markets Index

▪ Maturity of approximately five years if not called prior to maturity

▪ Automatic call of the notes per unit at $10 plus the applicable Call Premium ([$0.65 to $0.75] on the first Observation Date, [$1.30 to $1.50] on the second Observation Date, [$1.95 to $2.25] on the third Observation Date and [$2.60 to $3.00] on the fourth Observation Date) if the Index is flat or increases above 100% of the Starting Value on the relevant Observation Date

▪ The Observation Dates will occur approximately one year, two years, three years and four years after the pricing date

▪ If the notes are not called, at maturity:

▪ a return of 35% if the Index is flat or increases up to the Step Up Value

▪ a return equal to the percentage increase in the Index if the Index increases above the Step Up Value

▪ 1-to-1 downside exposure to decreases in the Index beyond a 15% decline, with up to 85% of your principal at risk

▪ All payments are subject to the credit risk of Deutsche Bank AG

▪ No periodic interest payments

▪ Limited secondary market liquidity, with no exchange listing

The notes are being issued by Deutsche Bank AG (“Deutsche Bank”) through its London Branch. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY INDICES SUN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.427 and $9.627 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

By acquiring the notes, you will be deemed to agree to be bound by any Resolution Measure imposed by our competent resolution authority. See “Consent to Potential Imposition of Resolution Measures” on page TS-4 of this term sheet.
_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________

	Per Unit	Total
Public offering price(1)(2)	$10.00	$
Underwriting discount(1)(2)	$0.20	$
Proceeds, before expenses, to Deutsche Bank	$9.80	$
(1)   For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)   For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
May     , 2015

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

Summary
The Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May     , 2020 (the “notes”) are our senior unsecured obligations. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debts except for debts required to be preferred by law. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Deutsche Bank and to any Resolution Measure (as described herein) imposed by our competent resolution authority. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the MSCI Emerging Markets Index (the “Index”), is equal to or greater than the Call Level on the relevant Observation Date. If not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Index is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Index above the Starting Value. If the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. Our initial estimated value of the notes was determined based on our valuation of two theoretical components of the notes: (i) a theoretical bond component and (ii) a theoretical derivative component. The value of the bond component of the notes is calculated based on an internal funding rate, which is determined primarily based on the rates at which our conventional debt securities of comparable maturity may trade, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The value of the derivative component is calculated based on our internal pricing models using relevant parameter inputs.

The economic terms of the notes (including the Call Premiums and Call Amounts) are based on the internal funding rate and the economic terms of certain related hedging arrangements. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms.  This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below) will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.
Terms of the Notes
Issuer:	Deutsche Bank AG, London Branch	Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-20 of product supplement EQUITY INDICES SUN-1.

Principal Amount:	$10.00 per unit	Call Premiums:
[$0.65 to $0.75] per unit if called on May  , 2016 (which represents a return of [6.50% to 7.50%] over the principal amount), [$1.30 to $1.50] per unit if called on May  , 2017 (which represents a return of [13.00% to 15.00%] over the principal amount), [$1.95 to $2.25] per unit if called on May  , 2018 (which represents a return of [19.50% to 22.50%] over the principal amount) and [$2.60 to $3.00] per unit if called on May  , 2019 (which represents a return of [26.00% to 30.00%] over the principal amount).
The actual Call Premiums will be determined on the pricing date.

Term:	Approximately five years, if not called.	Ending Value:
The closing level of the Market Measure on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-21 of product supplement EQUITY INDICES SUN-1.

Market Measure:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), a price return index.	Step Up Value:	135% of the Starting Value, rounded to two decimal places.
Starting Value:	The closing level of the Market Measure on the pricing date.	Step Up Payment:	$3.50 per unit, which represents a return of 35% over the principal amount.
Observation Level:	The closing level of the Market Measure on the applicable Observation Date.	Threshold Value:	85% of the Starting Value, rounded to two decimal places.
Observation Dates:	May , 2016, May , 2017, May , 2018 and May , 2019, subject to postponement in the event of Market Disruption Events, as described on page PS-20 of product supplement EQUITY INDICES SUN-1.	Calculation Day:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Call Level:	100% of the Starting Value	Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-14.
Call Amounts (per Unit):
[$10.65 to $10.75] if called on May  , 2016, [$11.30 to $11.50] if called on May  , 2017, [$11.95 to $12.25] if called on May  , 2018 and [$12.60 to $13.00] if called on May  , 2019.
The actual Call Amounts will be determined on the pricing date.
		Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Deutsche Bank, acting jointly.

Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES SUN-1 dated March 5, 2014:
http://www.sec.gov/Archives/edgar/data/1159508/000095010314001639/crt_dp44544-424b2.pdf

▪	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

▪	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

▪	Prospectus addendum dated December 24, 2014:
http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES SUN-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Deutsche Bank. The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

Consent to Potential Imposition of Resolution Measures

Under the German Recovery and Resolution Act, which went into effect on January 1, 2015, the notes may be subject to any Resolution Measure by our competent resolution authority under relevant German and/or European law if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the notes; (ii) a conversion of the notes into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) any transfer of the notes to another entity, the amendment of the terms and conditions of the notes or the cancellation of the notes. By acquiring the notes, you will be deemed to agree:

•	to be bound by any Resolution Measure,

•	that you would have no claim or other right against us, the trustee and the paying agent arising out of any Resolution Measure, and

•
that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture or for the purpose of the Trust Indenture Act of 1939, as set forth in the accompanying prospectus addendum dated December 24, 2014.

Please read “Risk Factors” in this term sheet and see the accompanying prospectus addendum for further information.

Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
▪ You are willing to receive a return on your investment capped at the return represented by the applicable Call Premium if the relevant Observation Level is equal to or greater than the Call Level.

▪ You anticipate that the notes will be automatically called or the Index will increase from the Starting Value to the Ending Value.

▪ You are willing to risk a loss of principal and return if the notes are not automatically called and the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪ You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪ You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪ You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the internal funding rate and fees and charges on the notes.

▪ You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪ You are willing to consent to be bound by any Resolution Measure imposed by our competent resolution authority.

▪ You want to hold your notes for the full term.

▪ You believe that the notes will not be automatically called and the Index will decrease from the Starting Value to the Ending Value.

▪ You seek 100% principal repayment or preservation of capital.

▪ You seek interest payments or other current income on your investment.

▪ You want to receive dividends or other distributions paid on the stocks included in the Index.

▪ You seek an investment for which there will be a liquid secondary market.

▪ You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪ You are unwilling to consent to be bound by any Resolution Measure imposed by our competent resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values. These hypothetical values show a payout profile at maturity, which would only apply if the notes are not called on any Observation Date.
Market-Linked Step Up Notes

This graph reflects the returns on the notes, based on a Threshold Value of 85% of the Starting Value, the Step Up Payment of $3.50 per unit and a Step Up Value of 135% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on any Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a Threshold Value of 85, a Step Up Value of 135, the Step Up Payment of $3.50 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Up Value, whether the notes are called on an Observation Date, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
0.00		-100.00%	$1.50		-85.00%
50.00		-50.00%	$6.50		-35.00%
60.00		-40.00%	$7.50		-25.00%
70.00		-30.00%	$8.50		-15.00%
75.00		-25.00%	$9.00		-10.00%
80.00		-20.00%	$9.50		-5.00%
85.00	(1)	-15.00%	$10.00		0.00%
90.00		-10.00%	$10.00		0.00%
94.00		-6.00%	$10.00		0.00%
95.00		-5.00%	$10.00		0.00%
97.00		-3.00%	$10.00		0.00%
100.00	(2)	0.00%	$13.50	(3)	35.00%
102.00		2.00%	$13.50		35.00%
105.00		5.00%	$13.50		35.00%
110.00		10.00%	$13.50		35.00%
120.00		20.00%	$13.50		35.00%
130.00		30.00%	$13.50		35.00%
135.00	(4)	35.00%	$13.50		35.00%
140.00		40.00%	$14.00		40.00%
150.00		50.00%	$15.00		50.00%
154.00		54.00%	$15.40		54.00%
160.00		60.00%	$16.00		60.00%

(1)	This is the hypothetical Threshold Value.
(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(3)	This amount represents the sum of the principal amount and the Step Up Payment of $3.50.
(4)	This is the hypothetical Step Up Value.

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

Redemption Amount Calculation Examples

Example 1
The Ending Value is 70.00, or 70.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	85.00
Ending Value:	70.00
Redemption Amount per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	85.00
Ending Value:	95.00
Redemption Amount per unit = $10.00, the principal amount, since the Ending Value is less than the Starting Value, but is equal to or greater than the Threshold Value.

Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	135.00
Ending Value:	110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 4
The Ending Value is 154.00, or 154.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	135.00
Ending Value:	154.00
Redemption Amount per unit

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES SUN-1, page PS-3 of the prospectus supplement and page 2 of the prospectus addendum identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪
If the notes are not automatically called, depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪
The notes may be written down to zero, be converted into equity or other instruments or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us. The imposition of any Resolution Measure does not constitute a default or an event of default under the notes, the senior indenture or for the purpose of the Trust Indenture Act of 1939 or give you any other right to accelerate or terminate the notes. You may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure. Please see “Consent to Potential Imposition of Resolution Measures” in this term sheet and the “Risk Factors” on page 2 of the accompanying prospectus addendum for more information.

▪	If the notes are called, your investment return is limited to the return represented by the applicable Call Premium.

▪	Your investment return may be less than a comparable investment directly in the stocks included in the Index.

▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to an internal funding rate and our pricing models.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. As a result of this difference, the initial estimated value of the notes would likely be lower if it were based on the rate we would pay when we issue conventional debt securities of comparable maturity. This difference in funding rate, as well as the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), reduces the economic terms of the notes to you.

▪
Our internal pricing models consider relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our pricing models are proprietary and rely in part on certain forecasts about future events, which may prove to be incorrect. Because our pricing models may differ from other financial institutions’ valuation models, and because funding rates taken into account by other financial institutions (including those with similar creditworthiness) may vary materially from the internal funding rate used by us, our initial estimated value of the notes may not be comparable to the initial estimated values of similar notes of other financial institutions.

▪
The public offering price you pay for the notes will exceed the initial estimated value.  The difference is due to the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes the hedging related charge described below), all as further described in “Structuring the Notes” on page TS-14.  These factors are expected to reduce the price at which you may be able to sell the notes in any secondary market and, together with various credit, market and economic factors over the term of the notes, including changes in the level of the Index, will affect the value of the notes in complex and unpredictable ways.

▪
The initial estimated value of the notes on the pricing date does not represent the price at which we, MLPF&S, or any of our respective affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we, MLPF&S, or any of our respective affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the public offering price and the initial estimated value of the notes on the pricing date. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion. These prices will include MLPF&S’s trading commissions and mark-ups and may differ materially from the initial estimated value of the notes determined by reference to our internal funding rate and pricing models.

▪
A trading market is not expected to develop for the notes. None of us, MLPF&S, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in securities of companies included in the Index), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you. Our economic interests in determining the initial estimated value of the notes on the pricing date and the price, if any, at which we

Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

or our affiliates would be willing to purchase the notes from you in secondary market transactions, are potentially adverse to your interests as an investor in the notes.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪
While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any company.

▪
Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes within an emerging market.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪
The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to you.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Consequences” beginning on page PS-28 of product supplement EQUITY INDICES SUN-1.

Additional Risk Factors

An investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from emerging markets.

Many of the issuers included in the Index are based in nations that are undergoing rapid institutional change, including the restructuring of economic, political, financial, and legal systems. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. The regulatory and tax environments in these nations may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of their capital markets and their tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. It may be more difficult for an investor in these markets to monitor investments in these companies, because these companies may be subject to fewer disclosure requirements than companies in developed markets, and economic and financial data about some of these countries may be unreliable. Political or economic instability could affect the value of the securities and the amount payable to you on the notes.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES SUN-1.

A “Market Measure Business Day” means a day on which:

(A)	the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, and the Korea Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Index or any successor thereto is calculated and published.

Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

The Index

We have derived all information contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, MSCI Inc. (“MSCI” or “Index sponsor”). MSCI is under no obligation to continue to publish, and may discontinue the publication of the Index at any time.  The consequences of MSCI discontinuing the publication of the Index are discussed in the section entitled “Description of the Notes - Discontinuance of an Index” beginning on page PS-22 of product supplement EQUITY INDICES SUN-1.  None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

Description of the Index

The Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. The Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of the date of this term sheet, the Index consists of the following emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates.

The Index includes components from all countries covered by the MSCI International Equity Indices that are designated by MSCI as Emerging Markets (“EMs”). Each of the emerging markets component country indices is a sampling of equity securities across industry groups in such country’s equity markets. In order to maintain the representativeness of the Index, structural changes to the Index as a whole may be made by adding or deleting emerging markets component country indices and the related emerging markets component securities.

Constructing the Index

The Index is a member of the MSCI Global Investable Market Index family, calculated, maintained and published by MSCI. The current index calculation methodology used to formulate the Index (the “MSCI Global Investable Market Indices Methodology”) was implemented as of June 1, 2008. The MSCI Global Investable Market Indices Methodology involves the following steps:

(i) Defining the Equity Universe. MSCI begins with securities listed in countries included in the MSCI Global Investable Market Indices. As of the date of this term sheet, 23 countries are classified as emerging markets. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Each company and its securities are classified in only one country.

(ii) Determining the Market Investable Equity Universe for Each Market. The equity universe in each market is derived by applying certain investability screens, such as minimum market capitalization, free float, liquidity, permitted foreign holding, length of trading and, for securities subject to a foreign ownership limit, proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”), to individual companies and securities in the equity universe of that market. Some investability requirements are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As a result, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company. MSCI announced on January 15, 2015 that, effective with the November 2015 semi-annual index review, securities traded outside of their issuer’s country of classification (i.e., “foreign listings”) may become eligible for inclusion in certain MSCI Country Investable Market Indices within the MSCI Global Investable Market Indices.  A MSCI Country Investable Market Index is eligible to include foreign listings if it meets the Foreign Listing Materiality Requirement.  To meet the “Foreign Listing Materiality Requirement,” the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI All Country World Index Investable Market Index. MSCI expects that for the November 2015 semi-annual index review, China, Peru and Russia (but only selected listings in London and New York), which are covered by the MSCI Emerging Markets Index, will meet the Foreign Listing Materiality Requirement.

(iii) Determining Market Capitalization Size-Segments for Each Market. In each market, MSCI creates an Investable Market Index, Standard Index, Large Cap Index, Mid Cap Index and Small Cap Index (the “Size-Segment Indices”). The Standard Index is the aggregation of the Large Cap Index and the Mid Cap Index. The Investable Market Index is the aggregation of the Standard Index and the Small Cap Index. In order to create size components that can be meaningfully aggregated into composites, individual market size segments balance the following two objectives:

(a) Achieving global size integrity by ensuring that companies of comparable and relevant sizes are included in a given size segment across all markets in the composite universe.

(b) Achieving consistent market coverage by ensuring that each market’s size segment is represented in its proportional weight in the composite universe.

(iv) Applying Final Size-Segment Investability Requirements. In order to enhance the replicability of Size-Segment Indices, additional size-segment investability requirements are set for the Investable Market Indices and the Standard Indices. These investability

Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

requirements include minimum free float market capitalization and minimum foreign room. Companies that do not meet these investability screens are not included in any of the indices within the MSCI Global Investable Market Index family.

(v) Applying Index Continuity Rules for the Standard Index. In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market Standard Index and a minimum number of three constituents will be maintained for an emerging market Standard Index.

The Index is market capitalization weighted adjusted by free float, meaning that each component security is included in the Index are at the value of their free public float, as measured based on its foreign inclusion factor (the “Foreign Inclusion Factor”). In cases where other foreign investment restrictions exist that materially limit the ability of international investors to freely invest in a particular equity market, sector or security, a limited investability factor may also be applied to the free float to insure that the investability objectives of the indices can be achieved.

MSCI defines the Foreign Inclusion Factor of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. To determine the Foreign Inclusion Factor of a security, MSCI considers the limitations on the investment opportunities for international investors including: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market, limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

A component security’s Foreign Inclusion Factor is (i) rounded up to the closest 5% for component securities with free float equal to or exceeding 15% or (ii) rounded up to the closest 1% for component securities with free float less than 15%. For example, a component security with a free float of 23.2% will be included in the index at 25% of its market capitalization. Typically, securities with a Foreign Inclusion Factor of 15% or less will not be eligible for inclusion in MSCI’s indices.

For a security that is subject to a foreign ownership limit to be included in an MSCI index at its entire free-float adjusted market capitalization, the proportion of shares still available to foreign investors relative to the maximum allowed, the foreign room, must be at least 25%. If a security’s foreign room is less than 25% and equal to or higher than 15%, the foreign inclusion factor for that security will be adjusted downward. Securities will not be eligible for inclusion in the equity universe if the foreign room is less than 15%.

Once the Foreign Inclusion Factor has been determined for a security, the security’s total market capitalization is then adjusted by such Foreign Inclusion Factor, resulting in the free float-adjusted market capitalization figure for the security. Market capitalization weighting, combined with a consistent target of capturing 99% of free float-adjusted market capitalization, aims to ensure that each country's weight in the Index approximates its weight in the total universe of developed markets and emerging markets.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Global Investable Market Indices, emphasis is also placed on its continuity, replicability and minimizing index turnover. Among other things, maintaining the MSCI Global Investable Market Indices involves making: additions to and deletions from the index, changes in number of shares and changes in Foreign Inclusion Factors as a result of updated free float estimates.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices at the time of event. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual full index reviews that systematically re-assess the various dimensions of the equity universe for all markets simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the MSCI Global Investable Market Indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next semi-annual index review. Quarterly index reviews may result in additions or deletions due to migration to another Size Segment Index, additions of new investable companies to the Standard Index, deletions of companies from the Investable Market Indices due to low liquidity and changes in Foreign Inclusion Factor and in number of shares. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs as of the close of the last business day of each February and August. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The objective of the semi-annual index review is to systematically reassess the various dimensions of the equity universe for all markets simultaneously. During each semi-annual index review, the equity universe is updated and the minimum size guidelines are

Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

recalculated for each segment market. Then, the following index maintenance activities are undertaken for each market: updating the market investable equity universe; recalculating the global minimum size references and global minimum size ranges; reassessing the number of companies in each segment and the market size-segment cutoffs; assigning companies to the size-segments; and assessing conformity with the final size-segment investability requirements. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

Market Reclassifications

During an annual market classification review, MSCI analyzes and seeks feedback on those markets it has placed under review for potential market reclassification, based on extensive discussions with the investment community. MSCI examines each country’s economic development, size, liquidity and market accessibility in order to be classified in a given investment market (i.e. stand-alone, frontier, emerging or developed market). Each June, MSCI communicates its conclusions from discussions with the investment community on the list of countries under review and announces the new list of countries, if any, under review for potential market reclassification in the upcoming cycle.

The following graph shows the daily historical performance of the Index in the period from January 2008 through April 2015.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On May 7, 2015, the closing level of the Index was 1,024.91.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

We have entered into an agreement with MSCI, providing us and certain of our affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the Index, which is owned and published by MSCI, in connection with certain securities, including these notes offered by Deutsche Bank.  The general terms of such licenser agreement are as follows:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE NAME OF THE INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF THE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE INDEX, WHICH ARE DETERMINED, COMPOSED, AND

Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO US, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY, AND/OR COMPLETENESS OF THE INDEX, OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE INDEX, OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEX, OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, AND COURSE OF PERFORMANCE) WITH RESPECT TO THE INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY, AND NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Autocallable Market-Linked Step Up Notes	TS-13

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S has advised us that they or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated value of the notes at the time of repurchase. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index, the remaining term of the notes, and our creditworthiness. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated value of the notes at the time of repurchase.

MLPF&S has also advised us that, if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. This price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Deutsche Bank or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index.  In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, MLPF&S and one of our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, MLPF&S or any other hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-17 of product supplement EQUITY INDICES SUN-1.

Autocallable Market-Linked Step Up Notes	TS-14

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due May , 2020

Summary Tax Consequences

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity or pursuant to a call) and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, a prospectus and a prospectus addendum) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S has advised us that it classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Autocallable Market-Linked Step Up Notes	TS-15